Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-32497, 33-41402, 33-63248, 333-58337, 333-58341, 333-61550, 333-106361, 333-124965, and 333-142716) on Form S-8 of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Owens & Minor, Inc.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109; effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment; and effective December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards 158, Employees’ Accounting for Defined Pension and Other Postretirement Plans.

Richmond, Virginia

February 28, 2008